UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 11, 2006

Innovex, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933

(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, MN	55359

(Address Of Principal Executive Offices)	(Zip Code)

(763) 479-5300

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3 through 9 are not applicable and therefore omitted.

ITEM 2.02          Results Of Operations And Financial Condition.

Innovex will be meeting with investors at a conference on January 12, 2006 at which Company executives will be discussing preliminary operating results for the quarter ended on December 31, 2005 and the business outlook for fiscal 2006.  A live webcast of the presentation will be available on January 12, 2006 at 5:00 p.m. ET at www.innovexinc.com/investor.shtml.

Specifically, the Company will discuss select preliminary, unaudited results for its first quarter ending December 31, 2005.  The preliminary, unaudited results do not include restructuring charges which have not yet been finalized but which will be presented in the Company’s first fiscal quarter earnings release on January 16, 2006.  Based upon preliminary, unaudited information, the Company expects revenue for its fiscal first quarter ending December 31, 2005 to be $50 million, up from $40 million reported in the fiscal 2005 first quarter ended December 31, 2004 and $47 million reported in the fiscal 2005 fourth quarter ended September 30, 2005.  Revenue excluding pass-through material is expected to be $27.6 million for the fiscal 2006 first quarter compared to $25 million in the fiscal 2005 fourth quarter.   Excluding restructuring charges, the Company expects to generate positive income before taxes during the fiscal 2006 first quarter as compared to pre-tax losses, excluding restructuring charges of $1.3 and $2.1 million, in the fiscal 2005 first and fourth quarters, respectively.

The expected fiscal 2006 first quarter revenue increase over the prior quarter was related to higher Flat Panel Display (FPD) and Actuator Flex (AFC) revenue as Flex Suspension Assembly (FSA) revenue showed a modest decline during the quarter. The gross margin for the quarter ending December 31, 2005 is expected to be approximately 12.0%, compared to 9.7% for the fiscal 2005 first quarter and 8.7% for the fiscal 2005 fourth quarter. Operating expenses excluding restructuring charges for the fiscal 2006 first quarter are expected to be down slightly from the $5.6 million reported in the fiscal 2005 first quarter and virtually unchanged from the fiscal 2005 fourth quarter.  Operating expenses for the fiscal 2006 first quarter include approximately $200,000 of non-cash compensation expense related to the adoption of FASB Statement 123R Share Based Payments as of October 1, 2005.

Cash flow from operations for the fiscal 2006 first quarter is expected to be over $11 million primarily related to improved operations and the negotiation of shorter payment terms from a significant customer.  The cash flow from operations was sufficient to cover capital expenditures of approximately $1.3 million for the quarter and help reduce debt outstanding by over $13 million.  The Company’s cash balance as of December 31, 2005 is expected to be over $9 million.

The Company has previously discussed its confidence in finding additional ways to improve its cost structure and has now identified cost reduction opportunities that it will act on in fiscal 2006.  These additional cost improvement actions will require one time restructuring charges.  The Company will discuss the cost improvement actions and restructuring charges in its fiscal 2006 first quarter earnings release and conference call scheduled for January 16, 2006 and January 17, 2006, respectively.  The Company has completed the transfer of its manufacturing operations from Maple Plain, Minnesota to Thailand and now has start to finish flexible circuit manufacturing capabilities in Asia.

Revenue and revenue excluding pass-through is expected to decline slightly during the March quarter related to normal seasonality while gross profit and operating income, excluding restructuring charges, are expected to remain similar to the fiscal 2006 first quarter as a result of operating improvements.  Operating efficiency is expected to continue to improve throughout fiscal 2006.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 8:30 a.m. Eastern Time (ET) on Tuesday, January 17, 2006. During the conference call, Mr. Murnane and senior managers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-832-1508 and ask for conference ID “Innovex.”  The live webcast will be available at www.innovexinc.com/investor.shtml.  A replay of the call will be available 9:30 a.m. ET on Tuesday, January 17 through 11:59 p.m. ET on Thursday, January 19, 2006. To access the replay, dial (402) 220-0116 and ask for conference ID “Innovex.”  The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this Current Report on form 8-K are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

	By:	/s/ Thomas Paulson

Thomas Paulson
Senior Vice President and Chief Financial Officer
Date: January 11, 2005